Exhibit 99.1

PaxMedica, Inc. Provides First Quarter 2023 Business Update; Phase 3
HAT-301 Top Line Results Expected in Second Half 2023

Tarrytown, N.Y. May 15, 2023 - PaxMedica, Inc. (Nasdaq: PXMD), a clinical stage biopharmaceutical company focusing on the development of novel anti-purinergic drug therapies (“APT”) for the treatment of disorders with intractable neurologic symptoms, today provided a business update and reported financial results for the first quarter 2023 ended March 31, 2023.

Howard Weisman, Chief Executive Officer of PaxMedica, commented, “During the first quarter we’ve continued working hard to advance the ongoing retrospective Phase 3 HAT-301 trial and we continue to expect to announce top line results in the second half of 2023. The study, if successful, is expected to lead to the submission of a New Drug Application (NDA) for PAX-101 to treat the rare tropical disease, HAT, an important milestone that we expect to trigger a Priority Review Voucher (PRV) application, which, if granted, we expect to monetize to advance our work. After our recent multi-day meeting of our Scientific Advisory Board, which includes several key opinion leaders on autism spectrum disorder (ASD), we have a clear path for the next steps needed to test suramin in autism. Together, these activities are bringing us closer to the expected 2024 filing of an Investigational New Drug Application (IND) with the Food and Drug Administration (FDA) for a PAX-101 (suramin) clinical trial for the treatment of ASD in the U.S.”

As of March 31, 2023, PaxMedica had $3.9 million in cash and remaining access to $17.2 million from the Company’s committed equity investment agreement for up to $20 million with Lincoln Park Capital signed in November 2022. PaxMedica had 13,920,234 million common shares issued and outstanding at March 31, 2023. Subsequent to quarter end, the Company received proceeds of approximately $1.1 million from the issuance of approximately 0.6 million shares of the Company’s common stock.

For PaxMedica’s complete financial results for the three-month period ended March 31, 2023, see the Company’s Quarterly Form 10-Q that will be filed with the Securities and Exchange Commission on May 15, 2023.

About the Phase 3 HAT-301 Trial

Launched in November 2022, the Phase 3 HAT-301 trial is a pivotal, retrospective, controlled analysis of suramin for the treatment of the rare and fatal tropical disease, Stage 1 Trypanosoma Brucei Rhodesiense Human African Trypanosomiasis (Stage 1 TBR HAT). The study has been underway at multiple primary HAT treatment sites in Uganda and Malawi using exclusively licensed, retrospective clinical data that will be reviewed and compared with a natural history controlled dataset comprised of exclusively licensed source data.

The primary objective of the study is to demonstrate that the standard of care treatment using suramin, as currently practiced in Uganda and Malawi, leads to better clinical outcomes in patients with Stage 1 TBR HAT than observed in an untreated natural history cohort, that had documented illness prior to availability of suramin. The World Health Organization lists suramin, discovered in 1916, and found to be effective against Stage 1 HAT since at least 1920, as a standard of care for Trypanosoma b. Rhodesiense.

About PaxMedica

PaxMedica is a clinical stage biopharmaceutical company focusing on the development of anti-purinergic drug therapies (“APT”) for the treatment of disorders with intractable neurologic symptoms, ranging from neurodevelopmental disorders, including Autism Spectrum Disorder (“ASD”), to Myalgic Encephalomyelitis/Chronic Fatigue Syndrome (“ME/CFS”), a debilitating physical and cognitive disorder believed to be viral in origin and now with rising incidence globally due to the long term effects of SARS-CoV-2 (“COVID-19”). One of PaxMedica’s primary points of focus is the development and testing of its lead program, PAX-101, an intravenous formulation of suramin, in the treatment of ASD and the advancement of the clinical understanding of using that agent against other disorders such as ME/CFS and Long COVID-19 Syndrome, a clinical diagnosis in individuals who have been previously infected with COVID-19. For more information, visit www.paxmedica.com.

Forward-Looking Statements

This press release contains “forward-looking statements.” Forward-looking statements reflect our current view about future events. Investors can identify these forward-looking statements by words or phrases such as “may,” “will,” “could,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “propose,” “potential,” “continue” or similar expressions. These forward-looking statements include our anticipated clinical program, the timing and success of our anticipated data announcements, pre-clinical and clinical trials and regulatory filings, statements about the strength of our balance sheet. These forward-looking statements involve known and unknown risks and uncertainties and are based on the Company’s current expectations and projections about future events that the Company believes may affect its financial condition, results of operations, business strategy and financial needs. Such risks and uncertainties include, but are not limited to, risks associated with the Company’s development work, including any delays or changes to the timing, cost and success of the Company’s product development and clinical trials, risk of insufficient capital resources, cash funding and cash burn and risks associated with intellectual property and infringement claims. The Company undertakes no obligation to update or revise publicly any forward-looking statements to reflect subsequent occurring events or circumstances, or changes in its expectations, except as may be required by law. Although the Company believes that the expectations expressed in these forward-looking statements are reasonable, it cannot assure you that such expectations will turn out to be correct, and the Company cautions investors that actual results may differ materially from the anticipated results and encourages investors to review other factors that may affect its future results described in the Company’s “Risk Factors” section and other sections in its Annual Report on Form 10-K, most recent quarterly filings and other filings with the U.S. Securities and Exchange Commission.

Contacts:

ir@paxmedica.com

Stephanie Prince

PCG Advisory

sprince@pcgadvisory.com

(646) 863-6341